Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports Third Quarter 2009 Financial Results

ATLANTA, October 28, 2009 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2009.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2009, revenues decreased 44.3 percent to $132,159,000 compared to $237,217,000 in the third quarter last year.  Revenues decreased compared to the prior year due primarily to dramatically lower pricing for our services coupled with lower utilization of our equipment and personnel.  Operating loss for the quarter was $14,907,000 compared to operating profit of $44,232,000 in the prior year.  Net loss was $10,385,000 or $0.11 per diluted share, compared to net income of $25,780,000 or $0.26 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) declined by 74.5 percent to $18,984,000 compared to $74,321,000 in the prior year. 1

Cost of revenues was $90,442,000, or 68.4 percent of revenues, during the third quarter of 2009, compared to $134,878,000, or 56.9 percent of revenues, in the prior year.  The decrease in these costs was due to the variable nature of most of these expenses as well as the impact of expense reduction measures taken during 2009, including employment cost reductions and greater efficiencies in the purchase of materials and supplies, as well as lower fuel costs.  As a percentage of revenues, cost of revenues increased primarily because of lower pricing for our services.  Selling, general and administrative expenses decreased by 23.0 percent in the third quarter of 2009 to $22,843,000 from $29,660,000 in the prior year.  This decrease was due to lower employment costs and other expenses resulting from expense reduction efforts instituted during 2009.  As a percentage of revenues, however, these costs increased to 17.3 percent in 2009 compared to 12.5 percent last year due to the fixed nature of many of these expenses.  Depreciation and amortization increased slightly to $33,289,000 during the quarter, compared to $30,445,000 last year, due to capital expenditures made during the last year.  Interest expense decreased from $1,241,000 last year to $533,000 in 2009 due to reduced interest rates and a lower average balance on RPC’s revolving credit facility.

For the nine months ended September 30, 2009, revenues decreased 32.9 percent to $435,448,000 compared to $649,133,000 last year.  Net loss was $17,543,000 or $0.18 per diluted share, compared to net income of $62,995,000 or $0.64 per diluted share last year.

“Although we believe that the steep decline in domestic drilling activity over the past year bottomed in the second quarter of 2009, this was still a difficult quarter for our activity levels and pricing,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average domestic rig count during the third quarter was 970, a 51.0 percent decrease compared to the same period in 2008.  The average price of natural gas was $3.13 per Mcf, a 65.2 percent decrease compared to the prior year, and the average price of oil was $68.15 per barrel, a 42.7 percent decrease compared to the prior year.  The low rig count and depressed commodity prices, coupled with high equipment capacity in the domestic oilfield, continued to depress pricing for our services and utilization of our equipment, which led to lower revenues and continued operating losses during the quarter.  Our revenues declined at a lower rate than the domestic rig count due to the timing of international project work that was active during the quarter and the relatively stronger performance of several of our specialized service lines.  Although our cost control measures are still in place and we continue to look for opportunities to make our operations more efficient, our efforts have not been sufficient to allow us to realize an operating profit during the quarter.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

3rd Quarter 2009 Press Release

“During the third quarter we began to see signs of increasing customer activity levels and some improvement in our own personnel and equipment utilization consistent with the sequential increases in the domestic rig count and the price of oil.  This was reflected in a 3.9 percent sequential increase in the rig count, and a 4.0 increase in RPC’s revenues, all due to higher activity levels.  RPC’s operating loss during the third quarter narrowed as compared to the second quarter, due to leverage of fixed costs over higher revenues, as well as reductions in employment costs and materials and supplies.  While customer activity levels increased slightly we remain in a difficult pricing environment.

“We continue to focus on maintaining a conservative balance sheet, and we are pleased to report that the balance on our credit facility declined to $101.9 million at the end of the third quarter, a $21.7 million decrease compared to the end of the second quarter. Our capital expenditures during the quarter were $15.5 million.  We continue to believe that our strong capital structure serves us well in the current operating environment, and believe that the financial pressure on our more aggressively capitalized peers continues,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues declined 42.8 percent for the quarter compared to the prior year, impacted by competitive pricing and lower equipment utilization.  Support Services revenues decreased by 53.1 percent during the quarter compared to the prior year because of decreased customer activity and lower pricing in the rental tool service line, which is the largest service line within Support Services.  Operating losses in Technical and Support Services segments were realized due to lower revenues and higher costs and expenses as a percentage of revenues which we could not reduce as dramatically as the rate of pricing decline.

3rd Quarter 2009 Press Release
	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(in thousands)
Revenues:
Technical services	$116,326	$203,462	$377,393	$557,977
Support services	15,833	33,755	58,055	91,156
Total revenues	$132,159	$237,217	$435,448	$649,133
Operating (Loss) Profit:
Technical services	$(9,540)	$34,644	$(18,604)	$87,288
Support services	(1,770)	10,333	320	22,955
Corporate expenses	(3,105)	(2,743)	(9,266)	(7,768)
Loss/(Gain) on disposition of assets, net	492	(1,998)	(1,542)	(4,998)
Total operating (loss) profit	$(14,907)	$44,232	$(26,008)	$107,473
Other Income/(Expense), net	602	(356)	1,353	(258)
Interest (Expense)	(533)	(1,241)	(1,654)	(3,962)

Interest Income	41	17	126	63

(Loss) Income before income taxes	$(14,797)	$42,652	$(26,183)	$103,316

RPC, Inc. will hold a conference call today, October 28, 2009 at 9:00 a.m. EDT to discuss the results of the third quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 576-4380 or (719) 325-2326 and using the confirmation code #4690787.  A replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.  The rebroadcast will also be available until November 4, 2009 via telephone by calling (888) 203-1112 or (719) 457-0820 and using the same access code.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements regarding our belief that the steep decline in domestic drilling activity over the past year bottomed in the second quarter of 2009; our belief that during the third quarter we began to see signs of increasing customer activity levels and some improvement in our own personnel and equipment utilization; our belief that, while customer activity levels have increased slightly, we remain in a difficult pricing environment; our belief that our strong capital structure serves us well in the current operating environment; and our belief that the financial pressure on our more aggressively capitalized peers will continue.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; unanticipated demands on our liquidity or difficulties in collecting trade accounts receivable; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that recent unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the possibility of further declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

3rd Quarter 2009 Press Release
For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

3rd Quarter 2009 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter				Nine Months
	2009	2008	% BETTER (WORSE)		2009	2008	% BETTER (WORSE)
REVENUES	$132,159	$237,217	(44.3	) %	$435,448	$649,133	(32.9	) %
COSTS AND EXPENSES:
Cost of revenues	90,442	134,878	32.9		291,492	372,723	21.8
Selling, general and administrative expenses	22,843	29,660	23.0		73,821	86,987	15.1
Depreciation and amortization	33,289	30,445	(9.3)		97,685	86,948	(12.3)
Loss (gain) on disposition of assets, net	492	(1,998)	N/M		(1,542)	(4,998)	(69.1)
Operating (loss) profit	(14,907)	44,232	N/M		(26,008)	107,473	N/M
Interest expense	(533)	(1,241)	57.1		(1,654)	(3,962)	58.3
Interest income	41	17	141.2		126	63	100.0
Other income (expense), net	602	(356)	N/M		1,353	(258)	N/M
(Loss) income before income taxes	(14,797)	42,652	N/M		(26,183)	103,316	N/M
Income tax (benefit) provision	(4,412)	16,872	N/M		(8,640)	40,321	N/M
NET (LOSS) INCOME	$(10,385)	$25,780	N/M	%	$(17,543)	$62,995	N/M	%

(LOSS) EARNINGS PER SHARE
Basic	$(0.11)	$0.27	N/M	%	$(0.18)	$0.65	N/M	%
Diluted	$(0.11)	$0.26	N/M	%	$(0.18)	$0.64	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	96,352	96,802			96,282	96,728
Diluted	96,352	98,232			96,282	98,202

3rd Quarter 2009 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2009	2008
ASSETS
Cash and cash equivalents	$3,325	$3,293
Accounts receivable, net	118,072	218,616
Inventories	55,429	40,633
Deferred income taxes	5,017	5,293
Income taxes receivable	18,694	17,842
Prepaid expenses and other current assets	2,677	4,063
Total current assets	203,214	289,740
Property, plant and equipment, net	421,796	477,479
Goodwill	24,093	24,093
Other assets	8,964	9,743
Total assets	$658,067	$801,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$36,550	$72,350
Accrued payroll and related expenses	10,826	21,879
Accrued insurance expenses	4,260	5,705
Accrued state, local and other taxes	3,681	4,026
Income taxes payable	1,020	2,160
Other accrued expenses	271	411
Total current liabilities	56,608	106,531
Long-term accrued insurance expenses	8,423	8,601
Notes payable to banks	101,850	185,600
Long-term pension liabilities	13,818	5,174
Other long-term liabilities	1,916	2,562
Deferred income taxes	58,036	48,036
Total liabilities	240,651	356,504
Common stock	9,838	9,810
Capital in excess of par value	6,392	6,496
Retained earnings	410,186	430,778
Accumulated other comprehensive loss	(9,000)	(2,533)
Total stockholders' equity	417,416	444,551
Total liabilities and stockholders' equity	$658,067	$801,055

3rd Quarter 2009 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net (Loss) Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended September 30, (Unaudited)	Third Quarter		% BETTER (WORSE)		Nine Months		% BETTER (WORSE)
	2009	2008			2009	2008

Reconciliation of Net (Loss) Income to EBITDA
Net (Loss) income	$(10,385)	$25,780	N/M	%	$(17,543)	$62,995	N/M	%
Add:
Income tax (benefit) provision	(4,412)	16,872	N/M		(8,640)	40,321	N/M
Interest expense	533	1,241	57.1		1,654	3,962	58.3
Depreciation and amortization	33,289	30,445	(9.3)		97,685	86,948	(12.3)
Less:
Interest income	41	17	141.2		126	63	100.0
EBITDA	$18,984	$74,321	(74.5	) %	$73,030	$194,163	(62.4	) %

EBITDA PER SHARE
Basic	$0.20	$0.77	(74.0	) %	$0.76	$2.01	(62.2	) %
Diluted	$0.20	$0.76	(73.7	) %	$0.76	$1.98	(61.6	) %